Exhibit 10.1

REDEMPTION AGREEMENT

REDEMPTION AGREEMENT (this “Agreement”), dated as of the 31st day of March, 2017, by and between M&N Group Holdings, LLC, a Delaware limited liability company having an address at 290 Woodcliff Drive, Fairport, New York 14450 (“Group Holdings”), and Manning & Napier Group, LLC, a Delaware Limited Liability Company having an address at 290 Woodcliff Drive, Fairport, New York 14450 (the “Company”).

W I T N E S S E T H:

WHEREAS, in connection with a series of reorganization transactions, including the reorganization of the capital structure of a group of privately-held, affiliated companies comprised of MNA Advisors, Inc. (f/k/a Manning & Napier Advisors, Inc., “MNA”), M&N Advisory Advantage Corporation (f/k/a Manning & Napier Advisory Advantage Corporation), M&N Alternative Opportunities, Inc. (f/k/a Manning & Napier Alternative Opportunities, Inc.) and Manning & Napier Capital Company, LLC (collectively, the “Affiliated Companies”), certain ownership interests of the Company held by the shareholders of the Company (the “Shareholders”) will vest and be eligible for sale;

WHEREAS, subject to the terms and conditions set forth in those certain Redemption Agreements entered into concurrently with this Agreement between some or all of the Shareholders and MNA (collectively, the “Company Redemption Agreements”), the Shareholders are redeeming shares of common stock of MNA in exchange for the redemption price specified in such Company Redemption Agreements.

WHEREAS, subject to the terms and conditions set forth herein, Group Holdings desires to irrevocably have redeemed by the Company, Group Holdings, and the Company desires to redeem, 1,805,465 of the Class A Units, which amount corresponds to the ownership percentage of the Company that is being redeemed pursuant to the Company Redemption Agreements (the “Redeemed Interests”), in exchange for the Redemption Price (as defined below).

NOW, THEREFORE, in consideration of the foregoing premises, the respective covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

ARTICLE I

REDEMPTION

SECTION 1.01. Redemption of the Securities. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined below), Group Holdings hereby irrevocably submits for redemption and transfers, assigns and delivers to the Company, and the Company hereby redeems and accepts all right, title and interest in and to, the Redeemed Interests, free and clear of all liens and encumbrances of any kind, for the Redemption Price. On the Closing Date (or thereafter pursuant to Section 5.01), the Group Holdings shall deliver to the Company all instruments necessary to effect the transfer of the Redeemed Interests from Group Holdings to the Company.

SECTION 1.02. Redemption Price. The redemption price for the Redeemed Interests shall be $9,605,073.80 in cash (the “Redemption Price”). On or as promptly after the Closing Date as is practicable, Company shall pay the Redemption Price by check or wire transfer of immediately available funds to an account specified in writing by Group Holdings.

SECTION 1.03. Closing. The closing of the redemption of the Redeemed Interests (the “Closing”) shall take place immediately following the execution of this Agreement on the date hereof (the “Closing Date”). The Closing shall take place at the offices of Group Holdings, or at such other location as may be mutually agreed to by the parties hereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF GROUP HOLDINGS

Group Holdings hereby represents and warrants to the Company as follows:

SECTION 2.01. Authorization and Validity of Agreement. Group Holdings is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Group Holdings has full legal capacity and authority to execute this Agreement and to carry out its obligations hereunder. To the extent applicable, the execution and delivery of this Agreement and the performance of the Group Holdings’ obligations hereunder have been duly authorized by all necessary action on behalf of the Group Holdings. This Agreement has been duly executed by the Group Holdings, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligations of Group Holdings, enforceable against Group Holdings’ in accordance with its terms. Each document and instrument of transfer contemplated by this Agreement (including pursuant to Section 5.01 hereof) is valid and legally binding upon Group Holdings in accordance with its terms.

SECTION 2.02. Ownership of Redeemed Interests. Group Holdings is the lawful owner of record and beneficially owns, and has good and marketable title to, the Redeemed Interests, free and clear of any security interest, pledge, mortgage, lien, call, option, charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership (collectively, “Encumbrances”). Upon the consummation of the transaction contemplated by this Agreement and payment of the Redemption Price, the Company will own the Redeemed Interests free and clear of any Encumbrance.

SECTION 2.03. No Conflict or Violation. The execution and delivery of this Agreement by Group Holdings and the consummation of the transactions contemplated hereby do not and will not (a) with or without the giving of notice or the passage of time or both, violate, conflict with, result in the breach or termination of, constitute a default under, or result in the right to accelerate or loss of rights under or the creation of any Encumbrance upon any assets or property of Group Holdings, pursuant to the terms or provisions of any contract, agreement, commitment, indenture, mortgage, deed of trust, pledge, security agreement, note, lease, license, covenant, understanding or other instrument or obligation to which Group Holdings is a party or by which it or any of its properties or assets may be bound or affected, (b) violate or conflict with any provision of the organizational documents of Group Holdings or (c) violate any provision of law or any order, writ, injunction, judgment or decree of any court, administrative agency or governmental body binding upon Group Holdings.

SECTION 2.04. No Consent. No consent, approval or authorization of or declaration or filing with any governmental authority or other persons or entities on the part of Group Holdings is required in connection with execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 2.05. Sufficient Knowledge. Group Holdings acknowledges that it has (a) been provided access to or been furnished with sufficient facts and information to evaluate and make an informed decision with respect to the redemption of the Redeemed Interests pursuant to the terms of this Agreement, (b) read and understands all of such information, (c) been provided sufficient opportunity to ask questions and all of such questions have been answered to its full satisfaction, (d) not relied on any oral or written representations made by or on behalf of Group Holdings or any of its affiliates (other than as set forth in this Agreement) and shall not construe or rely on any communication or documentation from or on behalf of Group Holdings or any of its affiliates as investment, legal or tax advice and (e) obtained such advice (including without limitation the advice of counsel of the Company’s choosing) as it deemed appropriate in order to make an informed decision with respect to the redemption of the Redeemed Interests pursuant to the terms of this Agreement. The Company acknowledges and agrees that the Redemption Price represents the fair market value of the Redeemed Interests.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Group Holdings as follows:

SECTION 3.01. Organization; Authorization and Validity of Agreement. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of The Company’s obligations hereunder have been duly authorized by all necessary action, and no other proceedings on the part of the Company is necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by the Company and, assuming due execution by Group Holdings, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

SECTION 3.02. No Conflict or Violation. The execution, delivery and performance by the Company of this Agreement does not and will not (i) violate or conflict with any provision of the organizational documents of the Company or (ii) violate any provision of law, or any order, judgment or decree of any court or other governmental entity.

ARTICLE IV

INDEMNIFICATION

SECTION 4.01. Company Indemnity. The Company covenants and agrees to indemnify and hold Group Holdings and its officers, directors and stockholders, harmless from and against, and to reimburse such indemnitees for, any claim for any losses, damages, liabilities, deficiencies and expenses (including reasonable counsel fees and expenses) (a “Claim”) incurred by Group Holdings or any such indemnitee after the date hereof by reason of, or arising from, (a) any misrepresentation or breach of any representation or warranty contained in this Agreement or in any instrument or document executed by the Company and delivered to Group Holdings pursuant to the terms hereof or (b) any failure by the Company to perform any obligation or covenant required to be performed by it under any provision of this Agreement.

SECTION 4.02. Group Holdings Indemnity. Group Holdings covenants and agrees to indemnify and hold the Company and its officers, directors and stockholders, harmless from and against, and to reimburse such indemnitees for, any claim for any losses, damages, liabilities, deficiencies and expenses (including reasonable counsel fees and expenses) incurred by the Company or any such indemnitee after the date hereof by reason of, or arising from, (a) any misrepresentation or breach of any representation or warranty contained in this Agreement or in any instrument or document executed by Group Holdings and delivered to the Company pursuant to the terms hereof or, (b) any failure by Group Holdings to perform any obligation or covenant required to be performed by it under any provision of this Agreement.

ARTICLE V

MISCELLANEOUS

SECTION 5.01. Further Assurances. Each party hereto shall execute, deliver, file and record, or cause to be executed, delivered, filed and recorded, such further agreements, instruments and other documents, and take, or cause to be taken, such further actions, as any other party hereto may reasonably request as being necessary or advisable to effect or evidence the transactions contemplated by this Agreement.

SECTION 5.02. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with regard to the subject matter hereof.

SECTION 5.03. Amendments; Waivers. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought. The failure of any party at any time or times to require performance of any provisions hereof will in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.

SECTION 5.04. Successors and Assigns. All of the terms, covenants, representations, warranties and conditions of this Agreement will be binding upon, and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 5.05. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provisions or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

SECTION 5.06. Severability. If any provision of this Agreement shall become illegal, invalid, unenforceable or against public policy for any reason, or shall be held by any court of competent jurisdiction to be illegal, invalid, unenforceable or against public policy, then such provision shall be severed from this Agreement and the remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect. In lieu of each provision that becomes or is held to be illegal, invalid, unenforceable or against public policy, there shall be automatically added to this Agreement a provision as similar in substance to the objectionable provision as may be possible and still be legal, valid, enforceable and in compliance with public policy.

SECTION 5.07. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

SECTION 5.08. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had executed the same document. All such counterparts shall be construed together and shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

M&N GROUP HOLDINGS, LLC

By:	/s/ Richard Yates
Name: Richard Yates
Title: Authorized Signatory

MANNING & NAPIER GROUP, LLC:

By:	/s/ Richard Yates
Name: Richard Yates
Title: Authorized Signatory